Exhibit 99.1
HANSEN MEDICAL ANNOUNCES PRELIMINARY FOURTH QUARTER 2008 REVENUE
RESULTS AND PROVIDES PRELIMINARY 2009 OUTLOOK
MOUNTAIN VIEW, Calif., January 8, 2009 — Hansen Medical, Inc. (Nasdaq: HNSN), the global leader in flexible robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced preliminary revenue results for the fourth quarter of 2008 and provided a preliminary 2009 outlook.
For the fourth quarter, Hansen Medical shipped 11 Sensei systems and expects to recognize revenue on the sale of 10 systems. The eleventh system shipped in the fourth quarter should be recognized as revenue in the first quarter of 2009. For the full 2008 year, the company expects to recognize revenue on 40 systems. The lower than expected system sales were due primarily to the sluggish global macroeconomic environment and credit tightening that resulted in a number of potential customers postponing orders for the company’s Sensei systems.
“The economic downturn and its effect on our customers’ capital spending has been more dramatic than we anticipated when we provided our fourth quarter and full year outlook for system sales,” said Frederic Moll, M.D., co-founder and chief executive officer of Hansen Medical. “As economic conditions continued to deteriorate during the fourth quarter, several potential customers who appeared to be on track to purchase Sensei systems during the quarter postponed their orders due to capital spending constraints. While this will impact our near term operating results, I remain confident in our ability to grow our business going forward. We are not aware of any of these delayed fourth quarter orders having been cancelled, but instead believe they remain under consideration for future purchases. In addition, I continue to be impressed with the enthusiasm expressed for our technology by clinicians who indicate they are better able to perform complex interventional procedures using the Sensei system. I also believe Hansen Medical’s superior value proposition gives us a competitive advantage over our primary competitor whose system requires a significantly larger up-front investment,” said Dr. Moll.

The company expects 2008 fourth quarter revenues to be in the range of $7.1 million to $7.4 million. In addition to the 10 Sensei systems, revenues for the quarter are expected to include the shipment of approximately 520 Artisan catheters. The expected range and components of 2008 fourth quarter revenue are estimates pending the audit of the company’s financial results for the year ended December 31, 2008 and accordingly are subject to change.
Hansen Medical currently expects to recognize revenue on 53 to 65 systems for 2009. “Among other factors, this range takes into account the uncertainty around the length and severity of the current economic recession and the impact it will have on our potential customers,” said Dr. Moll.
Hansen Medical will provide complete financial results, including an update on its outlook for 2009, in its regularly scheduled 2008 fourth quarter and full year press release and conference call. The exact timing and details of this press release and conference call will be announced in the near future.
About Hansen Medical, Inc.
Hansen Medical Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei™ Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to expectations, projections, estimates, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the company’s expected operational and financial results for prior periods and projected operational and financial results for future periods. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the impact of the global macroeconomic environment and credit tightening and related impacts on spending by our potential customers, the risk that changes in expected Q4 2008 results arise during the completion of our 2008 financial statements and the audit of those statements, and the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2008. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Sensei”, is a trademark of Hansen Medical, Inc., and “Hansen Medical”, “Hansen Medical and Heart Logo”, and “Hansen Medical Heart Logo” are registered trademarks of Hansen Medical, Inc. in the United States and other countries.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com
Lasse Glassen
Financial Relations Board
213.486.6546
lglassen@frbir.com